Exhibit 99.1

FOR IMMEDIATE RELEASE
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            BSD MEDICAL TO UNVEIL THE NEW MICROTHERMX(TM)100 THERMAL
             ABLATION SYSTEM TO EUROPE AT GERMAN RADIOLOGY CONGRESS

SALT LAKE CITY, Utah, April 9, 2007--BSD Medical Corp. (AMEX:BSM) today announced that the company has arranged to unveil its new MicroThermX 100 thermal ablation system May 16-19 at the 88th Annual German Radiology Congress in Berlin. This annual congress of the German Radiology Society is projected to draw over 7,500 attendees, including most of the radiologists in Germany.

BSD Medical's systems have been designed strategically to offer a complete solution for thermal treatment of cancer as provided through microwave/RF (radiofrequency) technology. This solution requires systems that treat cancerous tissue with heat at temperatures that cause hyperthermia in the cancer, as well as a system designed to ablate diseased tissue with heat alone. Hyperthermia is used to kill cancer through heat while increasing the effectiveness of companion radiation therapy. The MicroThermX 100 thus represents an important part of BSD's overall strategy to design systems that complement other cancer therapies and systems that ablate diseased tissue through heat alone.

About BSD Medical Corporation

BSD Medical is the leading developer of precision-guided RF and microwave systems used to treat cancer at milder temperatures than ablation, creating hyperthermia in tumors to kill cancer cells and boost the effectiveness of companion treatments with radiation. Research has also shown promising results from the use of hyperthermia in combination with chemotherapy, and for tumor reduction prior to surgery. Some cancerous tumors can be treated with heat alone, ablating diseased tissue in a single treatment. These two approaches are highly complementary. BSD Medical's objective in cancer therapy is to offer a complete solution in thermal medicine to the medical community based on precision-focused microwave/RF systems. For further information about BSD Medical visit www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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